EXHIBIT 5.1

CHARLES A. CLEVELAND, P.S.
Suite 304
1212 North Washington
Spokane, Washington 99201-2401
509.326.1029

September 26, 2003

Board of Directors
Quincy Resources, Inc.
309 Center Street
Hancock, Michigan

Re:	Quincy Resources, Inc. -- Registration Statement on Form SB-2
for 2,833,250 Shares of Common Stock

Gentlemen:

We have acted as counsel for Quincy Resources, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (File Number 333-105616), relating to the registration of an aggregate of 2,833,250 shares (the "Shares") of the Company's Common Stock, par value $0.001 per share ("Common Stock"), all of which may to be sold by certain stockholders of the Company (the "Selling Stockholders").

This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B.

We did not act as counsel in connection with the original issuance by Company of the Shares. We have examined the Registration Statement and such documents and records of the Company and other documents as we had deemed necessary for purposes of this opinion. We have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of the Company, or of any other matters. In rendering our opinion, we have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to us.

We have not undertaken any independent investigation to determine facts bearing on this opinion, and no inference as to the best of our knowledge of facts based on an independent investigation should be drawn from this representation.

Quincy Resources, Inc.
September 26, 2003

Based upon the foregoing, we are of the opinion that upon the occurrence of the following events:
(a)	due action by the Board of Directors of the Company authorizing the sale of the Shares by the Selling Shareholders;
(b)	the effectiveness of the Registration Statement (File No. 333-105616) and the continued effectiveness of the Registration Statement;
(c)
due execution by the Company and registration by its registrars of the Shares of the Selling Shareholders and sale thereof as contemplated by the Registration Statement and in accordance and in compliance with all federal and state laws and other governmental authorizations, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-B or Item 509 of Regulation S-K.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Quincy Resources or the Shares.

Very truly yours,

CHARLES A. CLEVELAND, P.S.

By:	/s/ Charles A. Cleveland
Charles A. Cleveland